Exhibit 10.1

CONTRIBUTION AGREEMENT

BY AND AMONG

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.,

AS CONTRIBUTEE,

STRATEGIC STORAGE TRUST II, INC.,

AND

SMARTSTOP ASSET MANAGEMENT, LLC AND

SMARTSTOP OP HOLDINGS, LLC,

AS CONTRIBUTOR

DATED AS OF JUNE 28, 2019

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of June 28, 2019, by and among Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership (the “Operating Partnership” or the “Contributee”), and Strategic Storage Trust II, Inc., a Maryland corporation (“SST II”), as the general partner of the Contributee, on the one hand, and SmartStop Asset Management, LLC, a Delaware limited liability company (“SAM”), and SmartStop OP Holdings, LLC, a Delaware limited liability company (“SS OP Holdings”) (SAM and SS OP Holdings collectively referred to as the “Contributor”), on the other hand. The Contributee and the Contributor are collectively referred to as the “Parties,” and each, a “Party.” Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 of this Agreement.

R E C I T A L S

WHEREAS, SAM is the parent company of SS OP Holdings, which is in turn the parent company of SmartStop Storage Advisors, LLC (“SSA”);

WHEREAS, SSA owns 100% of the membership interests of each of Strategic Storage Advisor II, LLC, Strategic Storage Advisor IV, LLC, Strategic Storage Property Management II, LLC, SS Growth Property Management, LLC, Strategic Storage Property Management IV, LLC, SS Growth Advisor II, LLC, SS Growth Property Management II, LLC, SmartStop TI, LLC (which in turn owns 100% of the membership interests of each of SmartStop TI II, LLC, SmartStop TI GT, LLC, SmartStop TI IV, LLC, and SmartStop TI GT II, LLC), SSPM Canada, LLC (which in turn owns 100% of the membership interests of Strategic Storage PM Canada, ULC), SAM Canadian JV, LLC, and SAM Canadian Developer, LLC (such entities each individually an “SSA Subsidiary” and collectively the “SSA Subsidiaries”);

WHEREAS, each of SAM and SS OP Holdings own certain operating assets including, but not limited to, the Contributed Assets (as defined below);

WHEREAS, SSA, through the SSA Subsidiaries, is engaged in the business of serving as the advisor and property manager to SST II, Strategic Storage Trust IV, Inc. (“SST IV”), and Strategic Storage Growth Trust II, Inc. (“SSGT II”), including performance of the self storage real estate asset management and property management services, tenant insurance program, and sponsor platform supporting the real estate operations of SST II, SST IV, and SSGT II (the “Business”), and owns certain assets including, but not limited to, direct or indirect ownership of the membership interests in the SSA Subsidiaries described above;

WHEREAS, concurrently with this Agreement, certain of the Parties are entering into the Transaction Documents; and

WHEREAS, the Contributee and the Contributor desire to enter into a self-administration transaction in which the Contributor contributes to the Contributee, and the Contributee receives and accepts, the Contributed Assets.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION OF ASSETS

1.1 Contribution of the Contributed Assets. On and subject to the terms and conditions of this Agreement, at the Closing, the Contributor agrees to contribute, convey, transfer, irrevocably assign and deliver to the Contributee the assets specifically set forth on, or specifically described in, Schedule 1.1 (collectively, the “Contributed Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances) in exchange for the Contribution Value, and at the Closing, the Contributee agrees to accept contribution of the Contributed Assets and assume the Assumed Liabilities, if any, in exchange for the Contribution Value.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Contributed Assets shall not include, and the Contributee shall not have any right to receive or otherwise acquire, any of the rights, properties or assets of the Contributor specifically set forth on, or specifically described in, Schedule 1.2 (collectively, the “Excluded Assets”).

1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Contributee shall assume from the Contributor (a) the Liabilities specifically set forth on, or specifically described in, Schedule 1.3, and (b) all Liabilities accruing on or after Closing relating to or arising out of or with respect to the Business or the Contributed Assets (each an “Assumed Liability” and, collectively, the “Assumed Liabilities”), and the Contributee shall thereafter pay, perform and otherwise discharge the Assumed Liabilities in accordance with their terms. Except for the Assumed Liabilities, nothing contained in any Transaction Document shall be interpreted or construed to result in the assumption by the Contributee, or result in the Contributee becoming in any way liable for, any other Liability of the Contributor (each an “Excluded Liability” and, collectively, the “Excluded Liabilities”).

1.4 Consideration. The consideration for the Contributed Assets to be delivered at Closing shall consist of (a) a cash payment of $769,126 (the “Cash Consideration”) by Contributee to SAM, (b) the assumption by Contributee of existing debt of SSA and the SSA Subsidiaries in the aggregate amount of $15,000,000 (the “Existing Debt”), and (c) the issuance and delivery to SS OP Holdings of (i) 8,698,956 units of Class A-1 limited partnership interests in the Contributee (the “Class A-1 OP Units”) having the agreed value per unit set forth on Schedule 1.4(c)(i), and (ii) 3,283,302 units of Class A-2 limited partnership interests in the Contributee (the “Class A-2 OP Units”; together with the Class A-1 OP Units, the “OP Units”) having the agreed value per unit set forth on Schedule 1.4(c)(ii) (the sum of (a), (b), and (c), the “Contribution Value”).

1.5 Assignment of Certain Contracts. Subject to Section 1.6, at the Closing, effective as of the Closing Date, the Contributee shall succeed to the rights and privileges of the Contributor, and shall perform, or cause its subsidiaries to perform, at and after the Closing Date as an Assumed Liability, all Contracts and Permits of SAM, SS OP Holdings, and SSA that are set forth on Schedule 1.5 (the “Assigned Contracts”).

1.6 Consent of Third Parties. Notwithstanding anything to the contrary contained in any Transaction Document, to the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of the other party thereto or any third Person (including the Contributor Consents and SST II Required Third Party Consents), or if any Permit is non-assignable or assignable only with the consent of the Governmental Entity issuing the same or any third Person, then in any and all such instances, this Agreement shall not constitute an agreement to assign any such Assigned Contracts or Permits, if such an assignment would constitute a breach or violation thereof. In order, however, to provide the Contributee the full realization and value of such Assigned Contracts and Permits in the event that such consent with respect to such Assigned Contract or Permit shall not have been obtained, the Contributor shall cooperate with the Contributee in any arrangement reasonably acceptable to the Parties intended to both (a) provide the Contributee with the benefit of any such Contributed Assets and (b) cause the Contributee to bear all costs and Liabilities (including Taxes) of or under any such Contributed Assets; provided, that (i) SAM and SS OP Holdings shall not be required to pay any amounts or provide other consideration to any Third Party in obtaining any such consents, and (ii) for so long as Contributor holds any such Assigned Contracts or Permits pursuant to the foregoing, the Contributee shall indemnify and hold Contributor and its Affiliates harmless from any Liabilities incurred or asserted as a result of the Contributee’s or such Affiliate’s ownership, management or operation of any such Assigned Contracts or Permits.

1.7 Tax Treatment. The acquisition of the Contributed Assets from the Contributor by the Contributee in exchange for the Contribution Value is intended to qualify as (a) a part tax-deferred contribution of assets to the Contributee in exchange for OP Units under Code Section 721 and (b) a part sale from the Contributor to the Contributee under Code Section 707. Contributee and Contributor each hereby agree to report the transactions contemplated herein for all income tax purposes (including for purposes of reporting on any income tax returns filed by Contributee and Contributor) in a manner that is consistent with the provisions of this Section 1.7 and none of the Parties shall take any position (whether in audits, or Tax Returns or otherwise) that is inconsistent with the provisions of this Section 1.7 unless required to do so by applicable Law.

1.8 Contributor Name. From and after the Closing Date, the Contributee, on its own behalf and on behalf of its Affiliates, grants to the Contributor a limited, non-exclusive, non-transferable, non-sublicenseable, royalty-free license to use the name, trademark, and service mark “SmartStop,” and certain domain names, as set forth and subject to the terms and conditions of the Trademark License Agreement.

ARTICLE 2

CLOSING

2.1 Closing. The closing of the contribution and exchange of the Contributed Assets, as the case may be (the “Closing”), is taking place contemporaneously with the execution and delivery of this Agreement and all other Transaction Documents by the Parties who or which are parties thereto at the offices of SAM, 10 Terrace Road, Ladera Ranch, California 92694, at 11:30 a.m., local time on Friday, June 28, 2019 (the “Closing Date”).

2.2 Closing Deliveries by SAM. On the Closing Date, SAM shall deliver or cause to be delivered to the Contributee:

(a) A Bill of Sale, Assignment and Assumption Agreement, substantially in the form set forth as Exhibit A (a “Bill of Sale and Assumption Agreement”), duly executed by SAM and SS OP Holdings, assigning and transferring the Contributed Assets used in the Business and effecting the assumption of the Assumed Liabilities;

(b) An Assignment of Contracts, substantially in the form set forth as Exhibit B (an “Assignment of Contracts Agreement”), duly executed by SAM, SS OP Holdings, and SSA, assigning and transferring the Assigned Contracts;

(c) An Assignment of Domain Names, substantially in the form set forth as Exhibit C (an “Assignment of Domain Names”), duly executed by SAM;

(d) An Assignment of Trademarks, substantially in the form set forth as Exhibit D (an “Assignment of Trademarks”) duly executed by SAM;

(e) The Trademark License Agreement, duly executed by SAM;

(f) An assignment in form and substance reasonably acceptable to the Contributee of SS OP Holdings’ right, title and interest in all of the membership interests in SSA, duly executed by SS OP Holdings and SSA;

(g) Any Contributor Consents received on or before the Closing Date;

(h) The Severance Agreements between the Key Employees and SSA, SST II, and Contributee, duly executed by such individuals and SSA (the “Key Person Agreements”);

(i) The Administrative Services Agreement, duly executed by SAM and SSA;

(j) A certificate of the Secretary of SAM, certifying as to:

(A) Resolutions of SAM’s and SS OP Holdings’ managers and members, if necessary, authorizing the execution, delivery and performance of the Transaction Documents to which SAM and SS OP Holdings, respectively, is a party, and

(B) The incumbency of any and all SAM and SS OP Holdings officers or managers, executing the Transaction Documents on behalf of SAM and SS OP Holdings, respectively;

(k) A good standing certificate, dated not earlier than ten (10) Business Days prior to the Closing Date, for SAM, SS OP Holdings, and SSA from their respective jurisdiction of formation or organization, as applicable;

(l) The Redemption of Limited Partner Interest Agreement, duly executed by SST II Advisor;

(m) The Registration Rights Agreement, duly executed by SS OP Holdings;

(n) A certification of non-foreign status of the Contributor, in form and substance reasonably satisfactory to the Contributee, in accordance with Treasury Regulations Section 1.1445-2(b);

(o) Such other certificates, opinions, documents or instruments as may reasonably be requested of SAM, SS OP Holdings, and SSA by Contributee, consistent with the terms of and transactions contemplated by this Agreement;

(p) Proof reasonably acceptable to the Contributee that (i) the employment of all Business Employees, (ii) except as may be limited by applicable Law, any related personnel records (including all human resources and other records), and (iii) all employee handbooks, training materials and other marketing and expense management programs and materials that pertain to the Business, have been properly transferred to, or established at, SSA prior to the Closing, with all necessary third Person consents (except that SAM may retain copies of such records or files, to the extent that it determines, in its reasonable discretion, is necessary to satisfy its obligations under Law);

(q) The Assumption Agreement and First Amendment to Credit Agreement, duly executed by SST II, the Contributee, SmartStop TI II, LLC, SmartStop TI GTI, LLC and SmartStop TI IV, LLC; and

(r) The Indemnity Agreement by and among SST II and H. Michael Schwartz, among other parties, duly executed by SST II.

2.3 Closing Deliveries by the Contributee. On the Closing Date, SST II, or the Contributee, as the case may be, shall deliver to the Contributor:

(a) Payment of the Cash Consideration to an account specified in writing by SS OP Holdings;

(b) Issuance of the OP Units to SS OP Holdings, in accordance with Section 1.4, with such evidence of the OP Units accompanied by such other good and sufficient instruments of transfer as SS OP Holdings reasonably deems necessary and appropriate to vest in such SS OP Holdings all right, title and interest in and to such OP Units;

(c) The Bill of Sale and Assumption Agreement, duly executed by Contributee;

(d) The Assignment of Contracts Agreement, referred to in Section 2.2(b), duly executed by Contributee;

(e) The Assignment of Domain Names, referred to in Section 2.2(c), duly executed by Contributee;

(f) The Assignment of Trademarks, referred to in Section 2.2(d), duly executed by Contributee;

(g) The Trademark License Agreement, referred to in Section 2.2(e), duly executed by Contributee;

(h) The assignment referred to in Section 2.2(f), duly executed by Contributee;

(i) The Key Person Agreements, referred to in Section 2.2(h), duly executed by SST II and the Contributee;

(j) The Administrative Services Agreement, referred to in Section 2.2(i), duly executed by SST II and the Contributee;

(k) A certificate of the Secretary of SST II, certifying as to:

(A) Resolutions of the board of directors of SST II on behalf of SST II itself and as general partner of the Contributee authorizing the execution, delivery and performance of the Transaction Documents to which SST II and the Contributee, respectively, is a party, and

(B) The incumbency of any and all SST II officers, executing the Transaction Documents on behalf of SST II;

(l) Good standing certificates, dated not earlier than ten (10) Business Days prior to the Closing Date, for SST II and the Contributee, respectively, from their respective jurisdictions of formation or organization;

(m) The Redemption of Limited Partner Interest Agreement, duly executed by SST II and the Contributee;

(n) The Registration Rights Agreement, duly executed by SST II; and

(o) Such other certificates, opinions, documents or instruments as may reasonably be requested of SST II and/or the Contributee by SAM, consistent with the terms of, and the transactions contemplated by, this Agreement; and

(p) The Assumption Agreement and First Amendment to Credit Agreement, duly executed by SAM.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SAM AND SS OP HOLDINGS

Except as set forth in, or qualified by any matter set forth in, the Schedules (it being agreed that the disclosure of any matter in any section in the Schedules shall be deemed to have been disclosed in any other section in the Schedules to which the applicability of such disclosure is reasonably apparent), SAM and SS OP Holdings, severally and not jointly, and each solely as to itself, represent and warrant to the Contributee as follows:

3.1 Organization and Good Standing of SAM and SS OP Holdings. Each of SAM and SS OP Holdings is a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended. Each of SAM and SS OP Holdings is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Business. Each of SAM and SS OP Holdings has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted. Each of SAM and SS OP Holdings has delivered to SST II or the Contributee complete and correct copies of its Organizational Documents, as amended to date.

3.2 Organization and Good Standing of SSA and SSA Subsidiaries. SSA is, and each of the SSA Subsidiaries is, a limited liability company duly organized, validly existing, and in good standing under the Limited Liability Company Act of the State of Delaware as amended, except that Strategic Storage PM Canada, ULC is an unlimited liability company duly organized, validly existing, and in good standing under the Business Corporations Act (British Columbia). SSA, along with each SSA Subsidiary, is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required. SSA, along with each SSA Subsidiary, has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted. Each of SSA and each SSA Subsidiary has delivered to SST II or the Contributee complete and correct copies of its Organizational Documents, as amended to date.

3.3 Power and Authority; Enforceability. Each of SAM, SS OP Holdings, SSA, and the SSA Subsidiaries have all requisite power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by SAM, SS OP Holdings, SSA, and the SSA Subsidiaries

and the consummation by SAM, SS OP Holdings, SSA, and the SSA Subsidiaries of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on their respective parts. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by SAM, SS OP Holdings, SSA, and the SSA Subsidiaries, as applicable, and assuming the due authorization, execution and delivery of such Transaction Documents by the other Parties thereto, will constitute the valid and binding obligations of SAM, SS OP Holdings, SSA, and the SSA Subsidiaries, enforceable against SAM, SS OP Holdings, SSA, and the SSA Subsidiaries in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.4 No Conflicts; Required Consents. Except as provided in Schedule 3.4, the execution and delivery of the Transaction Documents by SAM, SS OP Holdings, SSA, and the SSA Subsidiaries does not, and the performance by SAM, SS OP Holdings, SSA, and the SSA Subsidiaries of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of their respective Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate, any obligation of SAM or SS OP Holdings applicable to the Business, or any obligation of SSA or the SSA Subsidiaries, or result in the loss of any benefit of, or give rise to the creation of any Encumbrance (other than a Permitted Encumbrance) on, any Contributed Asset under any of the terms, conditions or provisions of any material instrument or obligation applicable to the Business, or (c) violate any Law applicable to the Business or by which or to which any Contributed Asset is bound or subject, except, in each case of clause (b) or (c), as would not, individually or in the aggregate, be material to the Business. Schedule 3.4 sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by any of SAM, SS OP Holdings, SSA or any SSA Subsidiary, as applicable, from, and each material notice that is required to be made by any of SAM, SS OP Holdings, SSA or any SSA Subsidiary, as applicable, to, any Person in connection with the execution, delivery and performance of this Agreement by any of SAM, SS OP Holdings, SSA or any SSA Subsidiary (the “Contributor Consents”).

3.5 Capitalization. The equity capitalization of SSA is as set forth on Schedule 3.5(a) hereto. Except for this Agreement and as set forth on Schedule 3.5(a), there are no rights of any kind, written or oral, granted by SAM, SS OP Holdings, SSA, or any SSA Subsidiary to any Person to acquire any interest in SSA. The equity capitalization of each SSA Subsidiary is as set forth on Schedule 3.5(b) hereto. Except for this Agreement and as set forth on Schedule 3.5(a), there are no rights of any kind, written or oral, granted by SAM, SS OP Holdings, SSA, or any SSA Subsidiary to any Person to acquire any interest in any SSA Subsidiary.

3.6 Financial Statements; Absence of Changes or Events.

(a) Schedule 3.6(a) contains: (i) the consolidated audited balance sheets of SAM and its subsidiaries as of December 31, 2018 and 2017, respectively, and the related statements of income and cash flows for the fiscal years then ended; and (ii) the unaudited balance sheet of SAM and its subsidiaries as of March 31, 2019, and the related statements of income for the three (3) months then ended (collectively, the “SAM Financial Statements”). Except as set forth therein or in Schedule 3.6(a), the SAM Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with SAM’s prior practices, are consistent with SAM’s books and records, and in all material respects present accurately and fairly the financial position, results of operations and cash flows of SAM and its subsidiaries as of their respective dates and for the respective periods covered thereby in accordance with GAAP; provided, however, that such unaudited financial statements are subject to year-end adjustments, none of which are expected as of the date hereof to be material.

(b) Except (i) in connection with or in preparation for the transactions contemplated by this Agreement or (ii) as set forth in Schedule 3.6(b), since March 31, 2019 through the date of this Agreement, each SSA Subsidiary has conducted its Business in the ordinary course of business in all material respects, consistent with past practice. Without limiting the foregoing, since such date through the date of this Agreement, with respect to the Business, there has not occurred a Material Adverse Effect.

3.7 Absence of Undisclosed Liabilities. Except (a) in connection with or in preparation for the transactions contemplated by this Agreement or (b) as set forth in Schedule 3.7, as of the date hereof, to SAM’s Knowledge, neither SSA nor any SSA Subsidiary has any material Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) other than Liabilities that (i) are reflected on the Liabilities side of the SAM Financial Statements, (ii) have arisen after March 31, 2019 in the ordinary course of business, or (iii) are Excluded Liabilities.

3.8 Compliance with Applicable Laws.

(a) Except as set forth in Schedule 3.8(a), since January 1, 2018 (i) SAM, SS OP Holdings, SSA, and the SSA Subsidiaries, possess, and are in compliance in all material respects with, all Permits, approvals, franchises and registrations with Governmental Entities required to operate the Business and own, lease or otherwise hold the Contributed Assets under applicable Law; (ii) all material Permits required for the conduct of the Business in the ordinary course of business, consistent with past practices, are in force and effect, and there are no Actions pending, or to SAM’s Knowledge, threatened, that seek the revocation, cancellation, suspension or any material adverse modification of any such Permits; and (iii) SAM, SS OP Holdings, SSA, and the SSA Subsidiaries have conducted the Business and are now doing so in material compliance with all Laws applicable to such Permits, approvals, franchises and registrations with Governmental Entities. The Permits included in the Contributed Assets constitute, to SAM’s Knowledge, all of the material Permits required for the Contributee to own and use the Contributed Assets and operate the Business in the ordinary course of business, consistent with past practices commencing on the Closing Date.

(b) Except as set forth in Schedule 3.8(a) and to the extent not otherwise provided in Section 3.8(a), (i) since January 1, 2018, SAM, SS OP Holdings, SSA, and the SSA Subsidiaries have conducted the Business and are now doing so in material compliance with all applicable Laws; and (ii) none of SAM, SS OP Holdings, SSA, or the SSA Subsidiaries have received any written notice of any investigation commenced or pending by any Governmental Entity with respect to SSA, any SSA Subsidiary, the Business, or the Contributed Assets, except where such investigation would not have a Material Adverse Effect on the Business. Except as would not have a Material Adverse Effect on the Business, each of SSA and each SSA Subsidiary is in compliance with its Organizational Documents.

3.9 Legal Proceedings. Except as would not have a Material Adverse Effect on the Business or as set forth in Schedule 3.9, (a) there are no Actions pending, or to SAM’s Knowledge, threatened, against SAM, SS OP Holdings, SSA, or any SSA Subsidiary, or the respective businesses and material properties or assets of SSA and each SSA Subsidiary, or with respect to which SSA or any SSA Subsidiary would have an indemnification obligation, by or before any arbitrator or Governmental Entity, in each case with respect to the Business, nor is there any material investigation relating to SAM, SS OP Holdings, SSA, or any SSA Subsidiary, or the respective businesses and material properties or assets of SSA and each SSA Subsidiary, or with respect to which SSA or any SSA Subsidiary would have an indemnification obligation, pending, or to SAM’s Knowledge, threatened, by or before any arbitrator or Governmental Entity, in each case with respect to the Business, and (b) there is no Order outstanding against SAM, SS OP Holdings, SSA, or any SSA Subsidiary, or against any third Person to whom SSA or any SSA Subsidiary would have an indemnification obligation, with respect to the Business. Except as would not have a Material Adverse Effect on the Business, there is no pending, or to SAM’s Knowledge, threatened Action for the dissolution, liquidation, or insolvency of SAM, SS OP Holdings, SSA or any SSA Subsidiary.

3.10 Real Property. Neither SSA nor any SSA Subsidiary owns or leases any real property.

3.11 Availability, Title to and Condition of Contributed Assets. To SAM’s Knowledge, the Contributed Assets constitute all the assets, properties, and rights necessary for the conduct of the Business in all material respects as presently conducted in the ordinary course of business, consistent with past practices. All of the material Personal Property used in the Business and included in the Contributed Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. SAM and SS OP Holdings each has good and valid title to all Contributed Assets that it purports to own, free and clear of any Encumbrances, except for Permitted Encumbrances or as would not be material to the Business. None of SAM, SS OP Holdings, SSA, nor any SSA Subsidiary is in material default under any lease agreement for Personal Property included in the Contributed Assets to which such entity is a party.

3.12 Taxes. Except as set forth on Schedule 3.12, (a) SSA and each SSA Subsidiary, or a duly-authorized third Person acting on its behalf, has timely filed all Tax Returns required to be filed by SSA and each SSA Subsidiary; (b) all such Tax Returns were correct and complete in all material respects; (c) SSA and each SSA Subsidiary, or a duly-authorized third Person acting on its behalf, has paid all Taxes shown as due and owing on such Tax Returns and all other material Taxes due and owing by SSA and each SSA Subsidiary, other than any such Taxes that are being contested in good faith; (d) other than in the ordinary course of business and consistent with past practice, neither SSA nor any SSA Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith) upon any of the Contributed Assets; (f) no foreign, federal, state, or local tax audits or Actions on the part of any Taxing Authority are pending, or to SAM’s Knowledge are being conducted with respect to SSA or any SSA Subsidiary; (g) none of SSA, any SSA Subsidiary, or a duly-authorized third Person acting on its behalf, has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case of SSA or any SSA Subsidiary; (h) the Contributed Assets are not subject to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal, state, local or foreign Tax purposes; and (i) no written claim against SSA or any SSA Subsidiary, or any third Person to whom such entity would have an indemnification obligation, has been received by SAM from a Taxing Authority that SSA or any SSA Subsidiary is or may be subject to taxation by that jurisdiction and in which SSA or any SSA Subsidiary does not file Tax Returns.

3.13 Contracts. Schedule 3.13 contains a list of Contracts (other than purchase or services orders or invoices issued pursuant to a Contract) relating to the Business, including all Contracts necessary for the continued operation of the Business, and which SAM reasonably anticipates will involve aggregate payments to or consideration furnished by SAM, SS OP Holdings, SSA, or any SSA Subsidiary of more than $100,000 in any calendar year and which are not cancelable (x) without material penalty, cost or other Liability or (y) with sixty (60) days’ notice (collectively, the “SSA Contracts”). SAM has delivered to the Contributee a correct and complete copy of each written agreement listed in Schedule 3.13 and a written summary setting forth the terms and conditions of each oral agreement referred to therein. With respect to each SSA Contract, except as disclosed on Schedule 3.13, (a) such SSA Contract is legal, valid, binding and in force and effect in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (b) SSA and each SSA Subsidiary is not, and to SAM’s Knowledge, each other Person who or which is a party to a SSA Contract is not, in material breach or default, and no material event has occurred (or, to SAM’s Knowledge, is reasonably likely to occur) which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, material modification, or acceleration under, such SSA Contract; (c) no party to a SSA Contract has repudiated or, to SAM’s Knowledge, threatened to repudiate any material provision of any such SSA Contract; and (d) the Contributee’s acquisition of the Contributed Assets at Closing, effective as of the Closing Date, will not give rise to a material breach, default, or violation by SAM, SS OP Holdings, SSA, or any SSA Subsidiary of any SSA Contract.

3.14 Employee Benefit Matters.

(a) Schedule 3.14(a) sets forth a list, as of the date of this Agreement, of (i) each Employee Plan sponsored or maintained by SAM (“US Plans”) and (ii) each Employee Plan sponsored or maintained by Strategic Storage PM Canada, ULC (“Canadian Plans”), in each case other than an Employee Plan maintained by TriNet. Except for SAM and Strategic Storage PM Canada, ULC, none of SS OP Holdings, SSA, or the SSA Subsidiaries, sponsor or maintain any Employee Plans, in each case other than an Employee Plan maintained by TriNet and the plans set forth on Schedule 3.14(a) with respect to bonuses and PTO. SSA has delivered to the Contributee with respect to each US Plan that is not maintained by TriNet and that covers any Business Employees either a copy of such US Plan or an accurate description of the material terms of such plan and, to the extent applicable, the most recent IRS determination letter, opinion letter, or advisory letter. SAM has delivered to the Contributee with respect to each Canadian Plan that is not maintained by TriNet a current, accurate, and complete copy of the plan document and, to the extent applicable, any related trust agreement or other funding vehicle, any summary materials, and any filings or material correspondence with a Governmental Entity.

(b) None of SAM, SS OP Holdings, SSA, any SSA Subsidiary, or any ERISA Affiliate has within the past six (6) years maintained, established, sponsored, participated in, or contributed to, or has within the past six (6) years had any Liability with respect to, any employee benefit plan that: (i) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; or (iii) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable Law.

(c) With respect to any Employee Plan that is not maintained by TriNet, (i) no actions, suits, or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to SAM’s Knowledge, threatened with respect to any Canadian Plan or with respect to any US Plan that could reasonably be expected to affect the benefits of any Business Employee, (ii) no audit or investigation by the IRS, the DOL or other Governmental Entity is pending or, to SAM’s Knowledge, threatened with respect to any Canadian Plan or with respect to any US Plan and (iii) each US Plan and each Canadian Plan has been maintained and administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws, and if such plan is intended to meet the requirements of a “qualified plan” under Code Section 401(a), it has received and is entitled to rely on a favorable determination (or opinion or advisory letter) from the IRS and no event or documentation defect has occurred which would reasonably be expected to jeopardize such qualification.

(d) All contributions and other payments required to be made at or before the Closing Date with respect to, or on behalf of, any Canadian Plan, have been paid or accrued on the SAM Financial Statements. With respect to US Plans, SAM has paid or will timely pay amounts sufficient to pay health and welfare insurance premiums for coverage of Business Employees and their covered dependents through June 30, 2019 and has taken any steps necessary to ensure that such coverage will be continued through June 30, 2019. SAM has or will timely make all contributions to the SmartStop Asset Management 401(k) Plan on behalf of Business Employees participating thereunder with respect to their eligible compensation paid by SAM prior to the Transfer Date, disregarding any minimum service or last day of the year employment requirements.

(e) None of SSA or any SSA Subsidiary has terminated any nonqualified deferred compensation plan (as defined in Code Section 409A) covering a Business Employee since May 1, 2016.

(f) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) by any Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement with SAM, SS OP Holdings, SSA or any SSA Subsidiary will result in a “parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

3.15 Labor. None of SSA or any SSA Subsidiary or, with respect to the Business Employees, neither SAM nor SS OP Holdings, is, or has ever been, a party to any collective bargaining agreement. To SAM’s Knowledge, no application or petition for an election, or for certification or recognition, of a collective bargaining agent or employee association is pending with respect to any Business Employees. There has never been, there is not presently pending or existing, and, to SAM’s Knowledge, there is not threatened, any strike, slowdown, picketing, lockout or work stoppage or employee grievance process involving SSA, any SSA Subsidiary or the Business Employees. No Action is pending or threatened against or affecting SSA or any SSA Subsidiary or involving any Business Employee, nor has there ever been any such actual or threatened Action, relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board or the Ontario Labour Relations Board, and there is no organizational activity or other labor dispute against or affecting SSA or any SSA Subsidiary or with respect to the Business Employees.

3.16 Employees.

(a) Except for Strategic Storage PM Canada, ULC, no SSA Subsidiary has employees as of the Closing Date. Prior to the transfer of the Business Employees employed by SAM on the Transfer Date as described in Section 5.3(a), SSA had no employees.

(b) All payments of compensation, including wages, PTO, commissions, and bonuses, and related Taxes that were required to be made, or accrued, by SAM, SS OP Holdings, SSA or any SSA Subsidiary on or before the Closing Date were made or accrued in full as of such date with respect to, or on behalf of, any current or former employee or independent contractor of the Business in accordance with the applicable Employee Plan and Laws.

(c) Except as listed on Schedule 3.16(c), as of the Closing, (i) no Business Employees are on a leave of absence for any reason, including a leave of absence for short or long term disability or a protected leave of absence, and (ii) no Business Employee has given notice that he or she has planned a leave of absence that would commence after the Closing Date.

(d) The aggregate vacation, leave, or other paid time-off accrued but unused by Business Employees employed by SAM as of the Transfer Date or by Business Employees employed by Strategic Storage PM Canada, ULC as of the Closing Date (together, “PTO”) has been properly accrued on the SAM Financial Statements. Except for such PTO, no other PTO, vacation, or other paid leave obligations have been accrued by or are owing to the Business Employees or any former employees of SSA Subsidiaries as of the Transfer Date or Closing Date, as applicable, whether directly by SAM, SS OP Holdings, or an SSA Subsidiary, or indirectly through any third Person, including TriNet.

(e) SAM, SS OP Holdings, SSA, and each SSA Subsidiary is, and has been, since three (3) years preceding the date of this Agreement (or, if such entity has been in formation for less than three (3) years, then since such entity’s formation), in material compliance with all Laws and Orders regarding the terms and conditions of employment or other labor related matters, including Laws and Orders relating to discrimination, fair labor standards and occupational health and safety or wrongful discharge, wages, hours, workers compensation, worker classification, collective bargaining, plant closing, and the payment and withholding of Taxes with respect to their employees or, in the case of SAM and SS OP Holdings, with respect to the Business Employees. There are no, and there has not been for the three (3) years preceding the date of this Agreement, material Actions pending or, to SAM’s Knowledge, threatened against SSA or any SSA Subsidiary, brought by or on behalf of any applicant for employment, any current or former employee, or any current or former independent contractor, or any class of the foregoing, relating to any Laws or Orders referenced in the foregoing sentence; alleging breach of any express or implied contract of employment, misclassification, wrongful termination of employment or service; or alleging any other discriminatory, wrongful, or tortious conduct in connection with the employment or service relationship.

(f) All Persons who have provided services to any SSA Subsidiary as independent contractors or consultants have been properly classified under applicable Law as independent contractors rather than employees. To SAM’s Knowledge, all current and former Business Employees are and at all times have been legally authorized to work in the country in which they are employed by SAM or Strategic Storage PM Canada, ULC, as applicable. SAM does not employ any US Continuing Employee pursuant to a restrictive work authorization.

(g) Except as disclosed on Schedule 3.16(g), the execution, delivery and performance of this Agreement by the Parties, alone or in combination with any other event, will not (i) constitute a triggering event that will result in any payment (whether of severance pay or otherwise) becoming due from SSA, any of the SSA Subsidiaries, or from any Employee Plan (other than the Key Person Agreements) to any current or former employee, officer, independent contractor, or director, to, or (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefit under any Employee Plan due to, any current or former employee, independent contractor, officer, or director (or dependents of such Persons).

3.17 Insurance.

(a) Schedule 3.17(a) accurately sets forth, with respect to each material insurance policy (other than policies underlying Employee Plans) maintained by, or at the expense of, or for the direct benefit of, SAM, SS OP Holdings, SSA, or any SSA Subsidiary in connection with the Business or the Contributed Assets: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (v) a description of any material claims pending, and any material claims that have been asserted since January 1, 2018, with respect to such policy or any predecessor insurance policy. Each of the policies identified in Schedule 3.17(a) is valid, enforceable and in force and effect and has been issued by an insurance carrier that is to SAM’s Knowledge solvent, financially sound and reputable. To SAM’s Knowledge, all of the information contained in the applications submitted in connection with such policies was (at the time such applications were submitted) accurate and complete in all material respects, and to SAM’s Knowledge, all premiums and other amounts owing with respect to such policies were paid in full to the extent due.

(b) Schedule 3.17(b) identifies each material insurance claim made by SAM, SS OP Holdings, SSA or any SSA Subsidiary in connection with the Business or the Contributed Assets since January 1, 2018. Since January 1, 2018, SAM has not received any written notice from the issuer of any of the policies identified in Schedule 3.17 (i) cancelling or invalidating, or threatening to cancel or invalidate, any such policy; (ii) refusing coverage or rejecting a claim under, or threatening to refuse cover or reject claim under, any such policy; or (iii) indicating that such issuer may be unwilling or unable to perform any of its obligations thereunder.

(c) Schedule 3.17(c) accurately sets forth the tenant insurance policies maintained in connection with the Business or the Contributed Assets as it relates to the tenant insurance program.

3.18 Subsidiaries. Except for its direct or indirect ownership interests in SSA and the SSA Subsidiaries or as set forth on Schedule 3.18, neither SAM nor SS OP Holdings directly or indirectly owns any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any Person that is necessary for the conduct of the Business.

3.19 Intellectual Property.

(a) Schedule 3.19(a) lists each material Mark included in the Contributed Assets or currently used by SAM, SS OP Holdings, SSA, or any SSA Subsidiary in the operation of the Business in the ordinary course of business, consistent with past practices. To SAM’s Knowledge, unless otherwise set forth on Schedule 3.19(a), except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, all such Marks (i) have been registered or are currently pending registration with the United States Patent and Trademark Office or the Canadian Intellectual Property Office as the case may be, (ii) are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and renewal applications), (iii) are valid and enforceable, (iv) do not infringe the Intellectual Property rights of any other Person, and (v) are not subject to any Actions or maintenance fees that are or will become due within 90 days after the Closing Date. To SAM’s Knowledge, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, no Mark listed on Schedule 3.19(a) and except as otherwise described on such Schedule 3.19(a) has been, or is now involved in any pending or threatened Action that opposes or seeks invalidation or cancellation of any such Mark.

(b) Schedule 3.19(b) lists each material Domain Name used by SAM, SS OP Holdings, SSA, or any SSA Subsidiary in the operation of the Business in the ordinary course of business, consistent with past practices. To SAM’s Knowledge, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, all Domain Names listed on Schedule 3.19(b) that have been registered are (i) currently in compliance in all material respects with all legal requirements and (ii) not subject to any Actions or maintenance fees that are or will become due within ninety (90) days after the Closing Date.

(c) To SAM’s Knowledge, SAM has taken all reasonably necessary action to maintain and protect, and use without infringing the rights of other Persons, each item of Intellectual Property used by SAM, SS OP Holdings, SSA or any SSA Subsidiary in the operation of the Business, except where the failure to do so would not have a Material Adverse Effect on the Business. To SAM’s Knowledge, the Contributee will have as of the Closing reasonably sufficient Intellectual Property rights and licenses required to sell, offer for sale, and use the goods and perform the services as presently being offered for sale, sold, used or performed in the operation of the Business, including the rights and licenses required to offer for sale, sell and use all such goods and perform all such services without (i) incurring any material liability for license fees or royalties or, (ii) to SAM’s Knowledge, being subject to any claims of violation, infringement, dilution, or misappropriation of the Intellectual Property rights of any other Person, or of unfair competition.

(d) SAM has delivered to the Contributee copies of all material written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of Intellectual Property used by SAM, SS OP Holdings, SSA, or any SSA Subsidiary in the operation of the Business. With respect to each such item of Intellectual Property, and except as set forth on Schedule 3.19(d) or as expressly set forth in any written agreement relating to such item of Intellectual Property which has been provided to the Contributee, to SAM’s Knowledge: (i) SAM, SS OP Holdings, SSA, and each SSA Subsidiary, as applicable, possesses all right, title, and interest in and to the item, free and clear of any Encumbrance other than Permitted Encumbrances, and has the right to transfer ownership or, as applicable, the right to use such item to the Contributee; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened, which challenges the enforceability, use, or ownership of the item; and (iv) none of SAM, SS OP Holdings, SSA, or any SSA Subsidiary agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item. As of immediately following the Closing, to SAM’s Knowledge, the Contributee will own or have the same rights in the Intellectual Property embodied in the Contributed Assets or used in the operation of the Business that SAM had immediately prior to the Closing, free and clear of all Encumbrances other than Permitted Encumbrances without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which SAM would otherwise have been required to pay absent the transactions contemplated hereunder.

(e) There is no pending or, to SAM’s Knowledge, threatened claim or litigation against SAM, SS OP Holdings, SSA or any SSA Subsidiary relating to the Intellectual Property embodied in the Contributed Assets or used in the operation of the Business. To SAM’s Knowledge, no Person is infringing, misappropriating, diluting or violating any Intellectual Property embodied in the Contributed Assets in any material respect.

(f) SAM, SS OP Holdings, SSA and all SSA Subsidiaries have, to the extent possible, each taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets protectable under applicable trade secrets Laws and embodied in the Intellectual Property.

3.20 Securities Law Matters; Transfer Restrictions.

(a) SAM and SS OP Holdings acknowledge that the Contributee intends the offer and issuance of the OP Units hereunder to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of SS OP Holdings as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and that the Contributee will rely in part upon the representations and warranties made by SS OP Holdings in this Agreement in making the determination that the offer and issuance of the OP Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b) SS OP Holdings is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.

(c) SS OP Holdings will acquire the OP Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(d) SS OP Holdings has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of investment in the OP Units. SS OP Holdings has the ability to bear the economic risk of acquiring the OP Units. SS OP Holdings acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for SS OP Holdings, and SS OP Holdings is relying solely on the advice of SS OP Holdings’ own Tax advisors in evaluating such consequences; (ii) the Contributee has not made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to SS OP Holdings; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by the Contributee as to a particular Tax effect that may be obtained by SS OP Holdings. SS OP Holdings remains solely responsible for all Tax matters relating to SS OP Holdings.

(e) SS OP Holdings has had an opportunity to ask questions of, and receive information and answers from, the Contributee and SST II concerning the Contributee, SST II, the OP Units, the contribution of the Contributed Assets and the shares of SST II common stock into which the OP Units may be exchanged, and to assess and evaluate any information supplied to SS OP Holdings by the Contributee or SST II.

(f) SS OP Holdings acknowledges that SS OP Holdings is aware that there are restrictions on the transferability of the OP Units and that the OP Units will not be registered under the Securities Act or any state securities Laws, and SS OP Holdings has no right to require that they be so registered. SS OP Holdings agrees that any OP Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws.

(g) SS OP Holdings understands that there is no established public, private or other market for the OP Units to be issued to SS OP Holdings hereunder, and it is not anticipated that there will be any public, private or other market for such OP Units in the foreseeable future.

(h) SS OP Holdings understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of OP Units.

3.21 No Other Representations or Warranties. Each of SAM, SS OP Holdings, SSA, and the SSA Subsidiaries acknowledges that (a) neither SST II, the Contributee, nor their Affiliates has made any representation or warranty, expressed or implied, as to any matter set forth in Article 4, or the accuracy or completeness of any information regarding the matters set forth in Article 4, except as expressly set forth in Article 4, (b) none of SAM, SS OP Holdings, SSA, and the SSA Subsidiaries have relied on any representation or warranty from SST II or the Contributee or any of their Affiliates in determining to enter into the Transaction Documents, except as expressly set forth in Article 4, and (c) none of SST II or the Contributee or any of their Affiliates shall have or be subject to any Liability of SAM, SS OP Holdings, SSA, each SSA Subsidiary, their Affiliates or representatives resulting solely from the distribution to SAM, SS OP Holdings, SSA, the SSA Subsidiaries, their Affiliates or representatives, or SAM’s, SS OP Holdings’s, SSA’s, each SSA Subsidiary’s use of, or their Affiliates’ or representatives’ use of, any such information, including any information, documents or material made available to SAM, SS OP Holdings, SSA, each SSA Subsidiary, and their Affiliates or representatives in any form in expectation of or negotiation of this Agreement, the other Transaction Documents and the other transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTEE AND SST II

Except as set forth in, or qualified by any matter set forth in, the Schedules (it being agreed that the disclosure of any matter in any section in the Schedules shall be deemed to have been disclosed in any other section in the Schedules to which the applicability of such disclosure is reasonably apparent), the Contributee and SST II, severally and not jointly, and each solely as to itself, represent and warrant to the Contributor as follows:

4.1 Organization and Related Matters. Each of the Contributee and SST II is a limited partnership or corporation, respectively, duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each of the Contributee and SST II is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Contributee, SST II, or either of them. Each of the Contributee and SST II has the requisite power and authority to carry on its business as presently conducted. Each of the Contributee and SST II has delivered to the Contributor complete and correct copies of its Organizational Documents, as amended to date.

4.2 Authority. Each of the Contributee and SST II has all requisite power and authority to enter into each of the Transaction Documents to which the Contributee or SST II is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by the Contributee and SST II and the consummation by the Contributee and SST II of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of the Contributee and SST II, respectively. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered, and assuming the due authorization, execution and delivery of such Transaction Documents by the other Parties thereto, will constitute the valid and binding obligations of the Contributee and SST II, enforceable against the Contributee and SST II in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 No Conflicts; Required Consents. Except as provided in Schedule 4.3, the execution and delivery of the Transaction Documents by the Contributee and SST II does not, and the performance by the Contributee and SST II of the transactions contemplated hereby or thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Contributee’s and SST II’s respective Organizational Documents, (b) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate, any obligation of the Contributee and SST II, or result in the loss of any benefit of, or give rise to the creation of any Encumbrance on, any property or asset of the Contributee or SST II under any of the terms, conditions or provisions of any material instrument or obligation to which any property or asset of the Contributee or SST II may be bound or subject, or (c) violate any Law applicable to the Contributee or SST II or by or to which any property or asset of the Contributee or SST II is bound or subject, except, in each case of clause (b) or (c), as would not, individually or in the aggregate, have a Material Adverse Effect on the Contributee, SST II or either of them. Schedule 4.3 sets forth a complete and accurate list of each material consent, approval, waiver and authorization that is required to be obtained by the Contributee or SST II from, and each material notice that is required to be made by the Contributee or SST II to, any Person in connection with the execution, delivery and performance by the Contributee or SST II of this Agreement (the “SST II Required Third Party Consents”).

4.4 Issuance of Units. The OP Units, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and, except as provided in the Operating Partnership Agreement and except as affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, non-assessable, free and clear of any Encumbrances; provided, however, that such OP Units are subject to restrictions on transfer under federal and state securities Laws and as otherwise set forth in the Operating Partnership Agreement. Except for this Agreement, there are no Contracts to which SST II or the Contributee are a party restricting the transfer of, or affecting the rights of any holder of, such OP Units, and there are no conversion, preemptive, subscription or other rights, and there are no outstanding options, calls, warrants, rights, or other commitments of any kind, in any such case, relating to such OP Units or that that give any Person the right to receive any contractual right similar to or derived from the economic benefits and rights accruing to holders of such OP Units. Such OP Units will not be issued in violation of any preemptive rights or rights of first refusal granted by SST II or the Contributee. Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of such OP Units. Neither SST II nor the Contributee has materially violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, Organizational Document or agreement in connection with the offer, sale, issuance or allotment of such OP Units.

4.5 Tax Status of the Contributee. The Contributee has at all times during its existence been properly treated as a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes. Except as set forth on Schedule 4.5, each subsidiary of the Contributee has at all times during its existence been properly treated as either a “disregarded entity” or a partnership for federal income tax purposes and not as an association or publicly traded partnership taxable as a corporation for such purposes.

4.6 REIT Status. SST II elected to be treated as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2014. Commencing with such taxable year, SST II has at all times been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code, and the current and proposed method of operation for SST II is expected to enable SST II to continue to meet the requirements for qualification as a REIT.

4.7 Legal Proceedings. Except as set forth on Schedule 4.7, there are no Actions pending, or to the Knowledge of SST II or the Contributee, threatened, against the Contributee or SST II, their respective businesses or any of their respective material properties or assets by, or before any arbitrator or Governmental Entity, nor is there any material investigation relating to the Contributee or SST II or any property or asset of the Contributee or SST II pending, or to the Knowledge of SST II or the Contributee threatened, by or before any arbitrator or Governmental Entity, in each case which would reasonably be expected to have a Material Adverse Effect on SST II or the Contributee. There is no Order of any Governmental Entity or arbitrator outstanding against the Contributee or SST II or any property or asset of the Contributee or SST II which would reasonably be expected to have a Material Adverse Effect on either of them.

4.8 No Other Representations or Warranties. Each of SST II and Contributee acknowledges that (a) none of SAM, SS OP Holdings, SSA, each SSA Subsidiary and their Affiliates has made any representation or warranty, expressed or implied, as to the Contributed Assets, the Assumed Liabilities, the Business, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Contributed Assets, the Assumed Liabilities or the Business furnished or made available to SST II, Contributee, their Affiliates and representatives, except as expressly set forth in Article 3, (b) neither SST II nor Contributee has relied on any representation or warranty from SAM, SS OP Holdings, SSA, any SSA Subsidiary or any of their Affiliates in determining to enter into the Transaction Documents, except as expressly set forth in Article 3, and (c) none of SAM, SS OP Holdings, SSA, each SSA Subsidiary or any of their Affiliates shall have or be subject to any Liability of SST II, Contributee, their Affiliates or representatives resulting solely from the distribution to SST II, Contributee, their Affiliates or representatives, or use of SST II’s, Contributee’s or their Affiliates’ or representatives’ use of, any such information, including any information, documents or material made available to SST II, Contributee, their Affiliates or representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the other Transaction Documents and the other transactions contemplated hereby and thereby. Each of SST II and Contributee acknowledges that the acquisition of the Contributed Assets, Assumed Liabilities and Business hereunder is without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

ARTICLE 5

COVENANTS

5.1 Covenants Against Disclosure.

(a) Except as may be required by Law, SAM shall not, and shall not permit its Affiliates to (i) disclose to any Person in any manner, directly or indirectly, any confidential information or data, whether of a technical or commercial nature, exclusively relating to the Contributed Assets or Assumed Liabilities, or (ii) use, or permit or assist, by acquiescence or otherwise, any Person to use, in any manner, directly or indirectly, any such information or data, except to the extent that SAM or any such Affiliates have retained rights therein as provided herein, or is required to disclose such information by judicial or administrative process or pursuant to applicable Law, and excepting disclosure of such data or information as is at the time generally known to the public or otherwise in the public domain and which did not become so generally known or a part of the public domain through any breach of any provision of this Section 5.1(a) hereof by SAM.

(b) The initial public disclosures, including a Form 8-K to be filed with the Securities and Exchange Commission by SST II, relating to this Agreement and the transactions contemplated herein shall be made solely by SST II; provided, however, that SST II shall provide SAM a reasonable period of time to review and comment on such disclosures, and in good faith take into account any comment made by SAM during such period; provided further, however, that the Parties shall be permitted to make any other public disclosures regarding this Agreement or the transactions contemplated hereby that are necessary to fulfill public disclosure requirements of any Governmental Entity or required to be made by applicable Law or Order.

5.2 Notification of Certain Matters. Following the Closing, except as prohibited by Law, each of the Contributor, SST II, and the Contributee shall promptly notify the other Parties in writing of:

(a) any inaccuracy of any representation or warranty contained in this Agreement, provided, however, that obligations under this Section 5.2(a) shall expire on the date that is twelve (12) months following the Closing;

(b) any notice or other communication from any Person alleging that notice to or consent of such Person is required in connection with the transactions contemplated by this Agreement;

(c) any material notice or other material communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(d) any filing or notice made by such Party with any Governmental Entity in connection with the transactions contemplated by this Agreement.

5.3 Employee Matters.

(a) US Continuing Employees. Prior to the Closing, on or about June 24, 2019 (the “Transfer Date”), SAM shall have caused the employment of those individuals set forth on Schedule 5.3(a) (the “US Continuing Employees”) to be transferred to SSA, where their employment shall continue as of the Closing Date, (i) at an annual base salary or wage level, as applicable, and annual bonus and incentive opportunities, that are the same as those provided to each such US Continuing Employee immediately prior to the Transfer Date (disregarding any increases in such amounts since January 1, 2019 to the extent not made in the ordinary course of business and consistent with past practice, and other than with respect to the US Continuing Employees that are subject to a Key Person Agreement), and (ii) with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to each such US Continuing Employee immediately prior to the Transfer Date (subject to the exception for unlimited PTO described in Section 5.3(c) below).

(b) Canadian Employees. The employment of those employees who are employed by Strategic Storage PM Canada, ULC as of the Closing Date (the “Canadian Employees”) shall continue in effect and shall not be affected by the transactions contemplated by this Agreement.

(c) PTO and Bonus Liabilities. Within a reasonable time after the Transfer Date, but it no event later than ten (10) Business Days, SAM shall have delivered to SSA a report providing a good faith detailed estimate of the following Liabilities with respect to all Business Employees: (i) accrued but unused PTO (other than unlimited PTO) as of the Transfer Date (the “PTO Liabilities”), and (ii) bonuses and incentive compensation for the 2019 calendar year based on 80% payment of accrual amounts that SAM utilized during 2019 for purposes of its SAM Financial Statements, pro-rated based on the number of days in such calendar year prior to the Transfer Date (all such bonuses and incentive compensation, the “Bonus Liabilities”) (the PTO Liabilities and the Bonus Liability are referred to collectively as the “Accrued Business Employee Obligations”). Such Accrued Business Employee Obligations shall be reflected on the SAM Financial Statements and the True-Up Statement as described in Section 6.6. SSA shall continue to allow US Continuing Employees to use PTO Liabilities in the same manner as they were entitled to use such PTO under SAM’s paid time off policy in effect on the Transfer Date. Following the Transfer Date, US Continuing Employees shall accrue additional PTO in accordance with SSA’s PTO policies.

(d) Allocation of Liabilities. Except with respect to the Accrued Business Employee Obligations, SAM and its Affiliates shall be solely responsible for all wages and compensation due to US Continuing Employees, and any related employer-side employment Taxes, with respect to their employment by SAM prior to the Transfer Date. On and after the Transfer Date, SSA shall be solely liable for all wages and compensation, and any related employer-side employment Taxes, due to US Continuing Employees with respect to their employment by SSA. US Continuing Employees shall cease participation in the US Plans as of 12:00 a.m. on the Transfer Date, except that participation in the insured Employee Plans shall not terminate until June 30, 2019. US Continuing Employees shall commence participation in the employee benefit plans of SSA as of 12:01 a.m. on the Transfer Date, except that coverages intended to replace the insured Employee Plans shall not commence until July 1, 2019.

(e) Qualified Plans. SAM shall use commercially reasonable efforts to avoid the transfer of US Continuing Employees from SAM to SSA, and the transactions contemplated by this Agreement, from triggering a default of any US Continuing Employee’s outstanding participant loan under the SmartStop Asset Management 401(k) Plan. Following the Closing, (A) the Parties shall reasonably cooperate with each other to take all steps necessary to transfer, in accordance with applicable Law, the accounts (including any outstanding promissory notes held as an asset) of US Continuing Employees from such SAM plans to new tax-qualified plan(s) to be established by SSA; and (b) each of SAM and SSA agree not to change the eligibility requirements, employer matching contribution amount, or the key benefit terms and conditions under its tax-qualified plan from those in effect as of the Closing Date or to make any profit sharing contribution to such plan, unless the Parties agree in writing to such change, after considering any impact on any nondiscrimination and minimum coverage testing requirements.

(f) SAM shall be solely responsible for any continuation coverage required by COBRA for those terminated employees of SAM who are not US Continuing Employees, and their qualified beneficiaries.

(g) This Section 5.3 shall inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.3 shall confer upon any Business Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.3, express or implied, shall be deemed an amendment of any plan providing benefits to any Business Employee or as altering the at-will nature of any Business Employee’s employment. Nothing in this Agreement shall be deemed to limit the right of SSA to terminate the employment of any Business Employee at any time or construed as altering the at-will nature of any Business Employee’s employment; and provided further that nothing in this Agreement shall be deemed to limit the right of SSA, following the Closing, to (y) change or modify the terms and conditions of employment for any Business Employee or (z) change, modify, or terminate any employee benefit plan or arrangement.

5.4 Business of SAM; Self Storage Programs. Nothing contained herein shall prevent SAM or any of its Affiliates from engaging in or earning fees from other activities, including, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by SAM or its Affiliates; provided, however, SAM and its Affiliates shall be prohibited from engaging in the Business or otherwise sponsoring, acquiring, advising or managing any new or existing real estate program focused on self storage properties following the Closing Date, other than as set forth on Schedule 5.4. For the avoidance of doubt, the term Business does not include data storage or any similar activity. This Section 5.4 shall become null and void and have no further force or effect upon the date that is eighteen (18) months following the date of occurrence of a Non-Compete Cancellation Event.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Cooperation; Wrong Pockets; Further Assurances.

(a) In the event that, following the Closing, (i) the Contributor becomes aware of any right, property or asset in the possession or control of the Contributor or any of its Affiliates which is not included as a Contributed Asset on Schedule 1.1 but which, consistent with the methodologies and principles used by the Parties in preparing Schedule 1.1, should have been included as a Contributed Asset, or (ii) the Contributee becomes aware of any right, property or asset in the possession or control of the Contributee or any of its Affiliates which is not included as an Excluded Asset on Schedule 1.2 but which consistent with the methodologies and principles used by the Parties in preparing Schedule 1.2, should have been included as an Excluded Asset, then the Contributor or the Contributee, as applicable, shall notify the other Party thereof as soon as reasonably practicable, and the Parties shall cooperate in good faith in procuring treatment of such right, property or asset as a Contributed Asset or Excluded Asset, as applicable, hereunder, including causing any transfer of such Contributed Asset or Excluded Asset, as applicable, pursuant to the other provisions of this Section 6.1.

(b) Each of the Contributor and the Contributee shall, at the request of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (i) vest in the Contributee all of the rights, title and interests of the Contributor and its Affiliates in and to the Contributed Assets as contemplated hereby, (ii) effectuate the Contributee’s assumption of the Assumed Liabilities, and (iii) grant to each Party all rights contemplated herein to be granted to such Party under the Transaction Documents. In the event any Contributed Assets remains vested in the Contributor or any of its Affiliates, the Contributor shall (or shall cause its applicable Affiliate to), transfer such Contributed Asset as soon as reasonably practicable to the Contributee or its designee. The Contributor shall notify the Contributee as soon as reasonably practicable upon becoming aware that that there are any Contributed Assets in its possession or control or that of any of its Affiliates. In the event any Excluded Asset is vested in the Contributee or any of its Affiliates following Closing, the Contributee shall (or shall cause its applicable Affiliate to) transfer such Excluded Asset as soon as reasonably practicable to the Contributor or its designee. The Contributee shall notify the Contributor as soon as reasonably practicable upon becoming aware that that there are any Excluded Assets in its possession or control or that of any of its Affiliates.

(c) In the event that the Contributor receives any invoices from any obligor with respect to any Contributed Asset or Assumed Liability, then the Contributor shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to the Contributee. In the event that the Contributee receives any payments from any obligor with respect to any Excluded Asset or Excluded Liability, then the Contributee shall, within thirty (30) days of receipt of such payment, remit the full amount of such payment to the Contributor.

(d) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective commercially reasonable efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents, including (i) defending any Actions challenging this Agreement or otherwise seeking to enjoin or delay the consummation of the transactions contemplated by the Transaction Documents, (ii) executing and delivering any instruments and taking any other actions, including furnishing to each other Party any assistance or information the other Party reasonably requires in order to carry out the intent of the Transaction Documents, and (iii) providing reasonable assistance or information to each other Party in respect of regulatory or other governmental filings and disclosures and otherwise compliance with applicable Law, to the extent such information is in the possession of such Party. Notwithstanding the foregoing, neither the Contributor nor any of its Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any Third Party to obtain any applicable consent, waiver or approval.

6.2 Tax Matters.

(a) Except as otherwise provided herein, SAM and SS OP Holdings shall each be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributor in an asset contribution transaction, and the Contributee shall be liable for, and shall pay any transfer Taxes or other similar Tax customarily imposed on a contributee in an asset contribution transaction, that are imposed in connection with the transfer of the Contributed Assets pursuant to this Agreement and each shall timely file all Tax Returns required with respect thereto.

(b) SAM and Contributee shall cooperate, to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, Action, or other proceeding involving Taxes. Cooperation shall include the retention and, upon the other Party’s request, the provision of records and other information reasonably relevant to the preparation of a Tax Return or the conduct of an audit, litigation, or other proceeding. SAM and SSA agree to take any steps reasonably necessary for SSA, as a successor employer to SAM, to receive credit toward federal and state employment taxes paid or deposited by SAM on behalf of Business Employees, including using the alternative procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for the Business Employees. SAM as the predecessor employer shall have no W-2 or employment tax reporting responsibilities for the Business Employees following the Closing.

(c) SAM shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Business and any entity constituting part of the Contributed Assets for periods ending on or before the Closing Date and shall timely remit, or cause to be timely remitted, any Taxes due in respect of such Tax Returns.

6.3 Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any rights that any manager, director, executive officer or employee of SAM or of its Affiliates may have under any indemnification agreement or the Organizational Documents of SAM or as otherwise afforded by applicable Law (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law), all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under the Organizational Documents of SST II or the Contributee, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Closing Date, SST II and the Contributee shall, jointly and severally, indemnify and hold harmless the current or former managers, directors, executive officers or employees of SAM and its subsidiaries and Affiliates acting in their capacity as such (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted under applicable Law, as now or hereafter in effect, for acts or omissions by such D&O Indemnified Parties occurring prior to the Closing Date. Without limiting the foregoing, SST II and the Contributee shall use reasonable efforts to, and shall use reasonable efforts to cause SSA and each SSA Subsidiary to, for a period of not less than six (6) years after the Closing Date, (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnified Parties that are no less favorable to those Persons than the provisions of the Organizational Documents of SAM, SSA and each SSA Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) As of the Closing Date, Contributee shall have obtained, at its sole cost and expense, and, for a period of six (6) years after the Closing Date, Contributee shall maintain in effect a policy of directors’ and officers’ liability insurance reasonably satisfactory to SAM on terms not less favorable than the terms of the directors’ and officers’ liability insurance coverage obtained by SAM as in effect immediately prior to the Closing Date with respect to such individuals, in connection with the Business with respect to claims arising from, or related to facts or events which occurred at or before, the Closing Date.

6.4 Access. The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, Contributed Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claims, suits or proceedings relating to any Tax, without charge or expense to the requesting Party.

6.5 Holding Period. In addition to any restrictions on transfer contained in the Operating Partnership Agreement, until June 28, 2021, SS OP Holdings shall not (i) exchange the OP Units it receives pursuant to Section 1.4 of this Agreement for REIT Shares pursuant to the provisions of the Operating Partnership Agreement or (ii) except as set forth on Schedule 6.5, offer, pledge, sell, contract to sell, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant for the sale of, make any short sale or otherwise transfer, dispose or encumber (collectively, “Transfer”) the OP Units it receives pursuant to Section 1.4 of this Agreement, provided, that, subject to compliance with applicable laws, including applicable securities laws, SS OP Holdings may engage in a Permitted Transfer.

6.6 Working Capital True-Up.

(a) On or before the seventy-fifth (75th) day next following the Closing Date, SAM shall deliver to the Contributee a statement (the “True-Up Statement”), which shall set forth all assets and obligations/liabilities accrued on the books and records of SAM, SS OP Holdings, SSA, and the SSA Subsidiaries as of the Closing Date, in each instance also with respect to Business Employees, including Accrued Business Employee Obligations.

(b) There also shall be included in the True-Up Statement the sum of: (i) as of the Closing Date, the GAAP basis value of the cash accounts listed on Schedule 6.6(b), (ii) as of the Closing Date, the balance of each prepaid account of SAM or any Affiliate thereof, other assets, valid receivables and similar items based upon values in accordance with GAAP, (iii) $204,000, constituting the aggregate “seed capital” advances made by SAM’s Affiliates, as follows: (A) $200,000 contributed by Strategic Storage Advisor IV, LLC to the operating partnership of SST IV and $1,000 contributed to SST IV for shares of SST IV, and (B) $2,000 contributed by SS Growth Advisor II, LLC to the operating partnership of SSGT II and $1,000 contributed to SSGT II for shares of SSGT II, (iv) any and all other amounts attributable to the conduct of the Business or the ownership and operation of the Contributed Assets, which in accordance with GAAP, as of the Closing Date are credited to, or inure to the benefit of, Contributee or any of its Affiliates (each an “Adjustment Amount” and collectively, the “Adjustment Amounts”). Contributee shall be permitted to review all work papers and procedures used by SAM to prepare the True-Up Statement and shall have the right to perform any other reasonable procedures to verify the accuracy thereof and of all information set forth thereon.

(c) Subject to Sections 6.6(a) and (b), (i) if there is a positive difference between (A) the Adjustment Amounts, and (B) the Accrued Business Employee Obligations (the “Positive True-Up Amount”), at the Contributee’s election, made by notice to SAM, given within ten (10) Business Days of the Contributee’s receipt of the True-Up Statement, the Positive True-Up Amount shall be paid to SAM or its designee in immediately available funds by the Contributee not later than the last Business Day of the calendar month next following the month in which the True-Up Statement is delivered to the Contributee by SAM; but (ii) if the Accrued Business Employee Obligations are greater than the Adjustment Amounts, then the positive difference between (A) the Accrued Business Employee Obligations, and (B) the Adjustment Amounts (the “ABEO Amount”) shall be paid to the Contributee or its designee in immediately available funds by SAM not later than the last Business Day of the calendar month in which the True-Up Statement is delivered to the Contributee by SAM.

(d) Subject to Sections 6.6(a) and (b), the True-Up Statement and either the Positive True-Up Amount or the ABEO Amount, as the case may be, shall be deemed to be, and shall be, final, binding and conclusive on the Parties. The Contributee may dispute any amounts reflected on the True-Up Statement, including SAM’s calculation of either the Positive True-Up Amount or the ABEO Amount, as the case may be, or that the True-Up Statement contained mathematical errors on its face; provided, however, that the Contributee shall notify SAM in writing of any such dispute, setting forth in reasonable detail any item on the True-Up Statement with which the Contributee disagrees and the basis in reasonable detail for such disagreement, which notice must be provided within ten (10) calendar days of the Contributee’s receipt of the True-Up Statement. In the event of such a dispute, SAM and the Contributee shall attempt to reconcile their differences, and any written resolution by them as to any disputed amounts and any revisions to the Positive True-Up Amount or the ABEO Amount shall be final, binding and conclusive. If, however, SAM and the Contributee are unable to reach a resolution to such effect within ten (10) calendar days of SAM’s receipt of the Contributee’s written notice of dispute, then SAM and the Contributee shall submit the amounts remaining in dispute for resolution to an independent accounting firm, mutually appointed by the Parties (such independent accounting firm being herein referred to as the “Arbiter”). The Arbiter shall determine and report to the Parties such remaining disputed amounts and any resulting revisions to the Positive True-Up Amount or the ABEO Amount, as the case may be, and such report shall be final, binding and conclusive on the parties hereto, and the True-Up Statement shall be revised forthwith upon receipt of, and consistent with, the report of the Arbiter, and the revised Positive True-Up Amount or the revised ABEO Amount, as the case may be, thereafter shall be deemed to be, and shall be the Positive True-Up Amount or the ABEO Amount, as the case may be, for all purposes of this Section 6.6, including offset and payment, if any, pursuant to Section 6.6(c), anything to the contrary contained in this Agreement or any other Transaction Document notwithstanding. Each of the Parties agree to use commercially reasonable efforts to cooperate with the Arbiter and to cause the Arbiter to resolve any dispute no later than ten (10) calendar days after matters in dispute are submitted to the Arbiter for determination. In performing its duties hereunder, it is understood and agreed that the Arbiter will be functioning as an expert and not as a mediator or arbitrator. The fees and disbursements of the Arbiter shall be split evenly between SAM and the Contributee.

6.7 Rule 3-05 Audit. SAM acknowledges that under Rule 3-05 of Regulation S-X, SST II is required to provide certain information in connection with reports SST II is required to file with the Securities and Exchange Commission. Accordingly, SAM agrees to (a) allow SST II and SST II’s representatives, at SST II’s sole cost and expense, to perform an audit of SAM’s operations and/or the operations of the Business to the extent required under Rule 3-05 of Regulation S-X (a “Rule 3-05 Audit”), (b) make available to SST II and SST II’s representatives for inspection and audit at SAM’s offices of SAM’s books and records relating solely to SAM’s operations and/or the operations of the Business that are reasonably requested by SST II for any full or partial years necessary to complete the Rule 3-05 Audit, and (c) sign a customary management representation letter with respect to the Rule 3-05 Audit to be provided by SST II’s independent auditors. In connection with the foregoing, SST II shall give SAM no less than three (3) Business Days’ prior written notice of SST II’s plans to inspect and audit such books and records. Notwithstanding the foregoing, SAM shall not be required to (i) prepare or compile any materials, (ii) incur any third part costs or expenses in connection with the Rule 3-05 Audit, (iii) provide any books, records, or materials that are not within the possession or control of SAM or any of its Affiliates, or (iv) make any representations or warranties with respect to such information beyond a customary management representation letter signed by SAM requested by any accounting firm engaged by SST II to deliver its auditors report with respect to the Rule 3-05 Audit. SAM’s obligations under this Section 6.7 shall survive the Closing for a period of twelve (12) months following the Closing Date. Any Rule 3-05 Audit shall be completed as soon as reasonably possible and SST II and SST II’s representatives shall use commercially reasonable best efforts not to interfere with SAM’s ability to conduct its business. Upon written request by SAM, copies of all Rule 3-05 Audits shall be promptly provided to SAM at no cost to SAM.

ARTICLE 7

INDEMNIFICATION

7.1 Contributor Indemnification. From and after the Closing, subject to the limitations and other provisions of this Article 7, SAM agrees to indemnify, defend, and hold Contributee, SST II, and each of their respective Affiliates, and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributee Indemnified Party”), harmless from and against any and all Losses incurred by any Contributee Indemnified Party relating to:

(a) the breach of any representation or warranty made by SAM or SS OP Holdings and contained in Article 3;

(b) the breach or failure to perform any covenant or agreement made or undertaken by SAM or SS OP Holdings in this Agreement;

(c) the Excluded Assets; and

(d) the Excluded Liabilities.

7.2 Contributee Indemnification. From and after the Closing, subject to the limitations and other provisions of this Article 7, Contributee and SST II jointly and severally agree to indemnify, defend and hold SAM, SS OP Holdings, and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, a “Contributor Indemnified Party”), harmless from and against any and all Losses incurred by any Contributor Indemnified Party relating to:

(a) the breach by Contributee or SST II of any representation or warranty made by Contributee or SST II and contained in Article 4;

(b) the breach or failure to perform any covenant or agreement made or undertaken by Contributee or SST II in this Agreement;

(c) the Contributed Assets; and

(d) the Assumed Liabilities.

7.3 Indemnifying Procedures.

(a) Upon receipt by a Contributor Indemnified Party or a Contributee Indemnified Party, as the case may be (the “Indemnified Party”), of notice from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that might give rise to a claim for Losses under this Article 7, the Indemnified Party shall promptly give written notice thereof to the Contributee, on the one hand, or SAM, on the other hand, as the case may be (the “Indemnifying Party”), indicating in reasonable detail the nature of such claim and the basis therefor, including (i) a copy of all papers served with respect to any such action, and (ii) the Indemnified Party’s best estimate of the amount of Losses that may arise from any such action; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after such notice is given (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to the Third Party claim; provided, however, that, upon notice thereof to the Indemnifying Party, any Indemnified Party is hereby authorized, but is not obligated, prior to the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing, at its sole cost and expense, and to compromise or settle such matter; provided, however, that the Indemnifying Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the terms of such settlement shall contain as an unconditional term thereof a full and complete release of the Indemnified Party by the Third Party. If the Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense, and in a manner so as not to unreasonably interfere with the defense of such matter by the Indemnifying Party. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the matter; provided, however, that any such compromise or settlement consists solely of money damages to be borne by the Indemnifying Party and otherwise shall be reasonably satisfactory to the Indemnifying Party and shall contain as an unconditional term thereof a full and complete release of the Indemnifying Party by the Third Party in form and substance reasonably satisfactory to the Indemnifying Party. Payments to the Indemnified Party for Losses for Third Party claims which are otherwise covered by the indemnification obligations herein shall not be required except to the extent that the Indemnified Party has expended or simultaneously with such payment will expend, out-of-pocket sums. If the Indemnifying Party has assumed the defense of a Third Party claim, it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party claim in accordance with this Section 7.3. In any event in which the Indemnifying Party has assumed the defense of a Third Party claim, the Indemnified Party and its counsel shall cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b) In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a claim by a Third Party, the Indemnified Party, as quickly as is practicable (but in any event within thirty (30) days after first becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), shall deliver notice of such claim to the Indemnifying Party indicating in reasonable detail the nature of such claim and the basis therefor, including the Indemnified Party’s best estimate of the amount of Losses that may arise from any such claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from any liability that it may have to such Indemnified Party to the extent that the Indemnifying Party has been prejudiced by such failure.

(c) SST II and the Contributee shall, as well as their respective directors, officers, partners, and employees and the Contributee’s attorneys, accountants and agents to, at the request of SAM, cooperate with SAM as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action or investigation relating to SAM’s business, the Excluded Assets or the Excluded Liabilities that is brought against SAM or any of its Affiliates relating in any way to the Business at any time on or after the Closing. Likewise, SAM shall, and shall instruct its directors, managers, officers, employees, attorneys, accountants and agents to, at Contributee’s request, cooperate with Contributee as may be reasonably required in connection with the investigation and defense of any Third Party claim, Action, or investigation relating to the Contributed Assets or the Assumed Liabilities that is brought against Contributee or SST II or any of their respective Affiliates at any time on or after the Closing.

7.4 Survival.

(a) All covenants, agreements, representations and warranties of any Party under this Agreement, subject to the limitations specified in Section 7.4(b), (c) and (d), shall survive the Closing, and any indemnification claim asserted in accordance with Section 7.3 prior to the expiration of the applicable survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.

(b) Except as otherwise provided in Section 7.4(d) or (e), the obligations of the Contributor under Section 7.1(a) shall survive the Closing until the expiration of twelve (12) consecutive months after the Closing Date, with respect to claims made by Contributee Indemnified Parties by notice in writing to SAM, received on or before such last day.

(c) Except as otherwise provided in Section 7.4(d) or (e), the obligations of the Contributee and SST II under Section 7.2(a) shall survive the Closing until the expiration of twelve (12) consecutive months after the Closing Date, with respect to claims made by Contributor Indemnified Parties by notice in writing to the Contributee, received on or before such last day.

(d) Notwithstanding the provisions of Section 7.4(a), 7.4(b) and 7.4(c), the obligations of:

(i) SAM in accordance with Section 7.1(a) with respect to the warranties and representations contained in Section 3.1, Section 3.2, Section 3.8(a), the third sentence of Section 3.11, and Section 3.12 (the “Fundamental Representations”) shall survive the Closing for a period of three (3) years;

(ii) SAM in accordance with Section 7.1(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Excluded Assets and the Excluded Liabilities, in each case, shall survive the Closing indefinitely;

(iii) Contributee and SST II in accordance with Section 7.2(a) with respect to the warranties and representations contained in Section 4.1, Section 4.2 and Section 4.4 shall survive the Closing for a period of three (3) years; and

(iv) Contributee and SST II in accordance with Section 7.2(b), (c) and (d) with respect to any covenants and agreements to be performed and complied with following the Closing and with respect to the Contributed Assets and the Assumed Liabilities, in each case, shall survive the Closing indefinitely.

(e) The limitations under Sections 7.4(b) and (c) shall not apply in respect of claims for Fraud.

7.5 Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a) Other than with respect to any claim for breach of a Fundamental Representation, the Contributee Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.1(a) with respect to any claim for indemnification unless and until the amount of Losses (excluding costs and expenses of the Contributee Indemnified Parties incurred in connection with making such claim under this Agreement) incurred by the Contributee Indemnified Party for any individual occurrence exceeds $50,000 (the “Per-Claim Basket” and any such Losses disregarded pursuant to this Section 7.5(a), an “Ineligible Loss”), after which, subject to Section 7.5(b), the Contributee Indemnified Parties shall be entitled to indemnification for such Losses with respect to such occurrence and not only those in excess of the Per-Claim Basket.

(b) Other than with respect to any claim for breach of a Fundamental Representation, the Contributee Indemnified Parties shall not be entitled to indemnification pursuant to Section 7.1(a) with respect to any claim for indemnification unless and until the aggregate amount of Losses (excluding (x) Ineligible Losses and (y) costs and expenses of the Contributee Indemnified Parties incurred in connection with making such claims under this Agreement) incurred by the Contributee Indemnified Parties exceeds $1,150,000 (the “Basket Amount”), after which the Contributee Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount.

(c) Other than with respect to any claim for breach of a Fundamental Representation, the aggregate amount of Losses for which the Contributee Indemnified Parties shall be entitled to indemnification pursuant to Section 7.1(a) will not exceed $11,500,000 the “Cap”); provided, however, that, notwithstanding the foregoing or anything else to the contrary, (i) in no event shall SAM have any Liability under Section 7.1(a) in excess of the Cap and (ii) the aggregate Liability of SAM and SS OP Holdings in respect of claims for indemnification pursuant to this Agreement (including under any provision of this Article 7) will not exceed the Contribution Value.

(d) If SAM or SS OP Holdings breaches any representation or warranty for which indemnification may be provided under Section 7.1(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributee Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to “material,” “Material Adverse Effect” and similar qualifiers will be deemed and interpreted to be a representation or warranty made without such qualification. If Contributee or SST II breaches any representation or warranty for which indemnification may be provided under Section 7.2(a), then, solely for purposes of calculating the dollar amount of Losses for which any Contributor Indemnified Party is entitled to indemnification for such breach, each of such representations and warranties that contain any qualification as to “material,” “Material Adverse Effect” and similar qualifiers will be deemed and interpreted to be a representation or warranty made without such qualification.

(e) The amount of any Loss for which indemnification is provided under this Article 7 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party, (ii) third party insurance proceeds (for the avoidance of doubt, not including self-insurance or insurance with a captive insurance Affiliate) or other sources of reimbursement received, which shall be an offset against such Loss, and (iii) an amount equal to the present value of the Tax benefits available to the Indemnified Party attributable to such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this Article 7. If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

7.6 Exclusive Remedy. The Parties acknowledge and agree that the remedies provided for in this Agreement and the other Transaction Documents shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement and of the other Transaction Documents, other than for a claim of Fraud and further that nothing in this Agreement shall operate to limit the rights of the Parties to seek equitable remedies (including injunctive relief or specific performance). No amount shall be recoverable under this Agreement by any Indemnified Party to the extent such Party has asserted a claim and received indemnification for such Loss under any Transaction Document other than this Agreement or under applicable Law. It is the Parties’ intention that the indemnification provisions set forth in this Agreement shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Contributed Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities.

7.7 Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any consequential, punitive, exemplary indirect, incidental or other similar damages, including lost profits, loss of enterprise value, diminution in value of any business, damage to reputation or loss of goodwill, or any damages calculated based on a multiple of profits, revenue or any other financial metric, except to the extent such damages are finally and actually paid by the Indemnified Party to an unaffiliated Third Party in connection with a claim against the Indemnified Party.

7.8 Method of Payment. All amounts due and payable from an Indemnifying Party to an Indemnified Party shall be made by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim pursuant to Section 7.3, provided, however, that at SAM’s sole discretion, any amount payable to a Contributee Indemnified Party pursuant to this Article 7 may be satisfied in cash, OP Units or both. In the event that SAM elects to satisfy or settle any claim for indemnification hereunder pursuant to the proviso of the foregoing sentence, then the Contributee Indemnified Parties shall receive a number of OP Units (as equitably adjusted from time to time in respect of any conversion, split, combination, recapitalization or the like affecting the OP Units) equal to the quotient obtained by dividing (a) the sum of (i) the amount of Losses indemnifiable by SAM hereunder and elected by SAM to be paid in OP Units, minus (ii) the amount of Losses indemnifiable by SAM hereunder and elected by SAM to be paid in cash, by (b) the then-current value of the OP Units, determined as provided in Schedule 7.8 (as equitably adjusted from time to time in respect of any conversion, split, combination, recapitalization or the like affecting the OP Units).

7.9 Tax Treatment of Indemnity Payments. Any payments made to any Party pursuant to this Article 7 shall constitute an adjustment of the Contribution Value for income tax purposes and shall be treated as such by the Contributor and the Contributee on their Tax Returns to the extent permitted by applicable Law.

ARTICLE 8

GENERAL

8.1 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement (and such schedules and exhibits), together with the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

8.2 Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a) the terms defined in Article 9 have the meanings assigned to them in Article 9 and include the plural as well as the singular;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d) words defined as one part of speech (such as a noun) include a corresponding meaning when used as another part of speech (such as a verb);

(e) the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”

(f) references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement;

(g) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(h) references to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication; and

(i) any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided that for purposes of any of the representations or warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, modified and/or supplemented and to regulations thereunder, and published interpretations thereof, in each case as of such specified date or dates.

8.3 Submission to Jurisdiction; Governing Law; Waiver of Jury Trial. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Covered Matter. Each Party hereto (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any Covered Matter, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.3.

8.4 Amendment; Waiver. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified, or supplemented without the prior written consent of SAM, SS OP Holdings, the Contributee, and SST II. No waiver by any of the Parties of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver. No waiver by any of the Parties any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.5 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

8.6 Time of the Essence. Time is of the essence with regard to all obligations under this Agreement.

8.7 Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

8.8 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.9 Recitals. The recitals are fully incorporated into this Agreement by reference.

8.10 Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

8.11 Notices. Any notice or other communication hereunder must be given in writing and either (a) delivered in Person, (b) transmitted by electronic mail or facsimile, (c) transmitted by telefax or telecommunications mechanism, provided that receipt is confirmed and any notice so given is also mailed as provided in the following clause (d), or (d) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to SAM or SS OP Holdings, addressed to:

SmartStop Asset Management, LLC

10 Terrace Road

Ladera Ranch, CA 92694

Attention: H. Michael Schwartz

Email: hms@sam.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Attention: William Cernius

Email: William.Cernius@LW.com

If to the Contributee or SST II, addressed to:

Strategic Storage Trust II, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attention: H. Michael Schwartz

Email: hms@sam.com

With a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Attention: Michael K. Rafter, Esq.

Email: mike.rafter@nelsonmullins.com

or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.11 and an appropriate confirmation is received, and (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.

8.12 Expenses. Except as otherwise set forth in this Agreement, each of SAM and Contributee shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and, to the extent required hereunder, the fees and expenses of securing third party consents and approvals required to be obtained by it.

8.13 Representation By Counsel; Interpretation. Each of SAM, SS OP Holdings, the Contributee, and SST II acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Contributee and SAM.

8.14 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

8.16 Attorney-Client Privilege. SST II and the Contributee acknowledge that Latham & Watkins LLP (“Prior Company Counsel”) has represented Contributor and their respective officers, employees and directors in one or more matters relating to Transaction Documents or the transactions contemplated thereby. SST II and Contributee agree that any attorney-client privilege, attorney work-product protection or the expectation of client confidence with respect to such representation, including all communications among Prior Company Counsel and the Contributor in preparation for, and negotiation and consummation of, the transactions contemplated by the Transaction Documents, shall survive the Closing and shall remain in effect unless or until otherwise waived. SST II and the Contributee agree that all such rights shall continue to reside with the Contributor, shall not pass to or be claimed or used by SST II or the Contributee and shall be excluded from the Contributed Assets. SST II and the Contributee further acknowledge that any advice given to or communication with the Contributor shall not be subject to any joint privilege and shall be owned solely by the Contributor.

ARTICLE 9

DEFINITIONS

For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“ABEO Amount” has the meaning as set forth in Section 6.6(c).

“Accrued Business Employee Obligations” has the meaning as set forth in Section 5.3(c).

“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Adjustment Amount” or “Adjustment Amounts” has the meaning set forth in Section 6.6(b).

“Administrative Services Agreement” means that certain agreement of even date herewith among SAM, SS OP Holdings, SST II, and the Contributee, providing for the performance of various administrative services by the Contributee or SAM, respectively, substantially in the form as set forth in Exhibit E hereto.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Arbiter” has the meaning as set forth in Section 6.6(d).

“Assigned Contracts” has the meaning as set forth in Section 1.5.

“Assignment of Contracts Agreement” has the meaning as set forth in Section 2.2(c).

“Assignment of Domain Names” means an assignment in substantially the form attached to the Agreement as Exhibit C assigning and transferring the Domain Names identified therein to the assignee named therein, as amended from time to time.

“Assignment of Trademarks” means an assignment in substantially the form attached to the Agreement as Exhibit D assigning and transferring the trademarks identified therein to the assignee named therein, as amended from time to time.

“Assumed Liabilities” has the meaning as set forth in Section 1.3.

“Basket Amount” has the meaning as set forth in Section 7.5(b).

“Bill of Sale and Assumption Agreement” has the meaning as set forth in Section 2.2(a).

“Bonus Liabilities” has the meaning as set forth in Section 5.3(c).

“Business” has the meaning as set forth in the Recitals.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Business Employee” means a US Continuing Employee or a Canadian Employee.

“Canadian Employee” has the meaning set forth in Section 5.3(b).

“Canadian Plan” has the meaning as set forth in Section 3.14(a).

“Cap” has the meaning as set forth in Section 7.5(c).

“Cash Consideration” has the meaning as set forth in Section 1.4.

“Class A-1 OP Units” has the meaning set forth in Section 1.4.

“Class A-2 OP Units” has the meaning set forth in Section 1.4.

“Closing” has the meaning as set forth in Section 2.1.

“Closing Date” has the meaning as set forth in Section 2.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.

“Contributed Assets” has the meaning as set forth in Section 1.1.

“Contributee” has the meaning as set forth in the introductory paragraph of this Agreement.

“Contributee Indemnified Party” has the meaning as set forth in Section 7.1.

“Contribution Value” has the meaning as set forth in Section 1.4.

“Contributor” has the meaning as set forth in the introductory paragraph to this Agreement.

“Contributor Consents” has the meaning as set forth in Section 3.4.

“Contributor Indemnified Party” has the meaning as set forth in Section 7.2.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Covered Matters” has the meaning as set forth in Section 8.3.

“D&O Indemnified Parties” has the meaning as set forth in Section 6.3(a).

“Domain Names” means Internet domain names.

“Employee Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), (ii) nonqualified deferred compensation plan (as defined in Section 409A of the Code), or (iii) employment, severance, change-in-control, bonus, incentive, equity compensation, health, welfare, or fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated), under which any present or former employee, independent contractor, officer or director of SSA or any SSA Subsidiary has any present or future right to benefits, or with respect to which SSA or any SSA Subsidiary could reasonably be expected to have any Liability.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any other corporation or trade or business that would be treated as a single employer with SAM, SS OP Holdings, SSA or any SSA Subsidiary under Code Section 414 or Section 4001(a)(14) or 4001(b) of ERISA.

“Excluded Assets” has the meaning as set forth in Section 1.2.

“Excluded Liabilities” has the meaning as set forth in Section 1.3.

“Existing Debt” has the meaning as set forth in Section 1.4.

“Fraud” means an act, committed by or on behalf of a Party, with intent to deceive another Party to enter into this Agreement, and requires (i) a false representation of material fact made in this Agreement (with respect to (a) SAM and SS OP Holdings, the making of the representations expressly set forth in Article 3, and (b) the Contributee and SST II, the making of the representations expressly set forth in Article 4), (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) that such representation is false, (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that Party, in justifiable or reasonable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, (v) causing such Party to suffer damage by reason of such reliance and (vi) compliance with any other applicable legal requirements for asserting a claim of fraud (including, pleading with particularity).

“Fundamental Representations” has the meaning as set forth in Section 7.4(d)(i).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality in each case of any government, whether federal, provincial, state or local, domestic or foreign.

“Indemnified Party” has the meaning as set forth in Section 7.3(a).

“Indemnifying Party” has the meaning as set forth in Section 7.3(a).

“Ineligible Loss” has the meaning as set forth in Section 7.5(a).

“Intellectual Property” means any Marks, Patents, Copyrights, Trade Secrets, Software or Domain Names.

“IRS” means the Internal Revenue Service or any successor entity.

“Key Employees” means the individuals listed on Schedule 2.2(h).

“Key Person Agreements” has the meaning set forth in Section 2.2(h).

“Knowledge” or “to the knowledge” of any Party means (a) in the case of SST II, the actual knowledge of the individuals listed in Schedule 9.1(a), (b) in the case of the Contributee, the actual knowledge of the individuals listed in Schedule 9.1(b), and (c) in the case of SAM, the actual knowledge of the individuals listed in Schedule 9.1(c).

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, and any Order.

“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.

“Loss” or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or Liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs).

“Mark” means any brand name, logos, service mark, trademark, trade name, or trade dress, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means, (i) with respect to the Business, any event, change, condition or occurrence that has or could reasonably be expected to have a material adverse impact or effect on the Contributed Assets, the Assumed Liabilities or the Business, taken as a whole; provided that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents or any of them, (c) changes in GAAP or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry in which SAM operates, including competition in any geographic areas in which SAM operates, (f) the failure of SAM to meet projections of earnings, revenues or other financial measures (whether such projections were made by SAM or any independent Third Parties), (g) general political, economic, financial or capital market conditions (including interest rates), (h) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (i) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), and (ii) with respect to SAM, SS OP Holdings, SST II or the Contributee, a material adverse effect on the ability of such Person, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Non-Compete Cancellation Event” means the occurrence of any of the following: (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the “beneficial owner” (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SST II representing a majority of the voting power of SST II’s then outstanding securities, (ii) a change in the composition of the board of directors of SST II occurs such that the individuals who, as of immediately after the Closing, constitute the board of directors of SST II cease for any reason to constitute at least a majority of the board of directors of SST II, other than in the case of any individual who becomes a member of the board of directors of SST II subsequent to the Closing whose election or nomination for election by SST II’s equityholders was approved by a vote of at least a majority of those individuals who were former members of the board of directors of SST II, (iii) a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of SST II or other transaction is consummated (other than a transaction between SST II or one of its Affiliates, on the one hand, and any entity that is, at the time of such transaction, sponsored or advised by SAM or SST II or their Affiliates, on the other hand), unless, in each case, immediately following such transaction or disposition, the individuals and entities who were the beneficial owners of the voting securities of SST II immediately prior to the transaction or disposition beneficially own, directly or indirectly, a majority of the voting power of the then outstanding voting securities of the surviving entity in the transaction or disposition (including an entity which as a result of such transaction owns SST II or all or substantially all of its assets), or (iv) H. Michael Schwartz is removed either as a member of the board of directors or as an executive officer of SST II for any reason other than for Cause (as that term is defined in SST II’s Executive Severance and Change of Control Plan in existence as of the date of this Agreement).

“Notice Period” has the meaning as set forth in Section 7.3(a).

“OP Units” has the meaning as set forth in Section 1.4.

“Operating Partnership” has the meaning as set forth in the introductory paragraph of this Agreement.

“Operating Partnership Agreement” means that certain Third Amended and Restated Limited Partnership Agreement of Strategic Storage Operating Partnership II, L.P. entered into concurrently herewith.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patents” means all patents and patent applications.

“Per-Claim Basket” has the meaning as set forth in Section 7.5(a).

“Permit” means any license, permit, franchise, certificate of authority, approval, registration, or authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrance” means (i) mechanics, materialmen’s and similar Encumbrances with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Encumbrances for Taxes not yet delinquent or which are being contested in good faith through (if then appropriate) appropriate proceedings, (iii) Encumbrances on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) would be disclosed by a physical inspection of such real property, or (B) do not materially interfere with the present uses of such real property, and (iv) to the extent terminated in connection with the payment of Existing Debt, Encumbrances securing payment, or any other obligations, of the Contributor, SSA or any SSA Subsidiary with respect to such Existing Debt.

“Permitted Transfer” means (1) a Transfer or all or a portion of the OP Units to any Affiliate of SAM or SS OP Holdings, or any of their respective current or former employees; (2) a Transfer of all or a portion of the OP Units to any Person established and held for the direct or indirect benefit of a holder of the OP Units (including pursuant to a Transfer permitted by clause (4) below) or his or her respective family members, provided that any such Transfer shall not involve a disposition for value other than equity interests in any such Person; (3) a Transfer of all or a portion of the OP Units to SAM, a member or economic interest owner of SAM or parent or subsidiary of SAM in accordance with applicable securities laws; or (4) a Transfer of all or a portion of the OP Units as required by applicable Law or Order.

“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary) or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.

“Personal Property” means machinery, computer programs, computer software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, Permits or Intellectual Property.

“Positive True-Up Amount” has the meaning as set forth in Section 6.6(c).

“PTO” has the meaning as set forth in Section 3.16(d).

“PTO Liabilities” has the meaning as set forth in Section 5.3(c).

“Real Property” has the meaning as set forth in Section 3.10(a).

“Redemption of Limited Partner Interest Agreement” means that certain Redemption of Limited Partner Interest Agreement, dated of even date herewith by and among SST II, SST II Advisor, and the Contributee, as the same may be amended.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated of even date herewith, by and among SST II and SS OP Holdings, as the same may be amended.

“Regulation D” has the meaning as set forth in Section 3.19(a).

“REIT” means a “real estate investment trust” within the meaning of Code Section 856.

“REIT Shares” means shares of common stock, par value $0.001 per share, in SST II (or successor entity, as the case may be), the terms and conditions of which are set forth in the charter of SST II filed with the State Department of Assessments and Taxation of Maryland, as amended, supplemented, or restated from time to time.

“Rule 3-05 Audit” has the meaning as set forth in Section 6.7.

“SAM” has the meaning as set forth in the introductory paragraph of this Agreement.

“SAM Financial Statements” has the meaning as set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Self Storage Programs” means the self storage-focused programs advised or sponsored by SST II, including SST IV and SSGT II, as well as any future self storage-focused programs so advised or sponsored.

“Software” means computer software or middleware.

“SS OP Holdings” has the meaning as set forth in the introductory paragraph of this Agreement.

“SSA Contracts” has the meaning as set forth in Section 3.13.

“SSA Subsidiary” and “SSA Subsidiaries” have the meaning as set forth in the Recitals.

“SSGT II” has the meaning as set forth in the Recitals.

“SST II” has the meaning as set forth in the introductory paragraph of this Agreement.

“SST II Advisor” means Strategic Storage Advisor II, LLC.

“SST II Required Third Party Consents” has the meaning as set forth in Section 4.3.

“SST IV” has the meaning as set forth in the Recitals.

“Tax” means any gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheatment or unclaimed property, assessable payment under Code Section 4980H, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, including pursuant to any tax sharing agreement or any other contract relating to the sharing or payment of any such tax, pursuant to operation of Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Third Party” means any Person other than any Party.

“Trademark License Agreement” means that certain Trademark and Domain Names License Agreement by and between Contributee and SAM, dated as of June 28, 2019.

“Trade Secrets” means all know-how, trade secrets or other proprietary information.

“Transaction Documents” means this Agreement, the Bill of Sale and Assumption Agreement, the Assignment of Domain Names, the Assignment of Trademarks, the Assignment of Contracts Agreement, the Redemption of Limited Partner Interest Agreement, the Key Person Agreements, the Registration Rights Agreement, the Operating Partnership Agreement, and any amendments to any of them.

“Transfer” has the meaning as set forth in Section 6.5.

“Transfer Date” has the meaning as set forth in Section 5.3(a).

“TriNet” means TriNet Group, Inc.

“True-Up Statement” has the meaning as set forth in Section 6.6(a).

“US Continuing Employee” has the meaning as set forth in Section 5.3(a).

“US Plan” has the meaning as set forth in Section 3.14(a).

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CONTRIBUTOR:

SAM:

SMARTSTOP ASSET MANAGEMENT, LLC
a Delaware limited liability company

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer

SS OP HOLDINGS:

SMARTSTOP OP HOLDINGS, LLC
a Delaware limited liability company

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer

[Signature page to Contribution Agreement]

SST II:

STRATEGIC STORAGE TRUST II, INC.
a Maryland corporation

By:	/s/ Michael S. McClure
Michael S. McClure
President

CONTRIBUTEE/OPERATING PARTNERSHIP:

STRATEGIC STORAGE OPERATING PARTNERSHIP II, L.P.
a Delaware limited partnership for itself and as general partner of the Contributee

By:	STRATEGIC STORAGE TRUST II, INC.
Its General Partner

	By:	/s/ Michael S. McClure
Michael S. McClure
President

[Signature page to Contribution Agreement]